SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 22, 2018 (August 1, 2018)

MoneyOnMobile, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas	000-53997	20-8592825
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 North Akard Street, Suite 2850, Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (214) 758-8600

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events

On August 22, 2018, the Company issued a press release announcing the termination of its previously announced rights offering of 1,236,303 shares of its common stock at a public offering price of $6.00 per share. The termination was due to certain actions taken by numerous unauthorized actions by MMPL's Board of Directors, for which we are pursuing extensive legal actions to reverse. These actions resulted in the inability by the Company to have its 2018 audit completed in a timely manner. All funds held with the escrow agent will be returned promptly. A copy of the press release is attached to this report as Exhibit 99.1 and incorporated herein by reference.

On August 1, 2018, MoneyOnMobile, Inc. (the "Company") received a communication from the Ministry of Corporate Affairs of the Government of India (the “MCA”) that the Company’s subsidiary, MMPL, filed an “eForm” through the MCA’s electronic portal. The communication alerted the Company to an action taken by the Board of Directors of MMPL (the “MMPL Board”), which action purportedly added three (3) new directors to the MMPL Board. The Company was not aware of and did not take part in this corporate action. Furthermore, the Company believes that any action taken by the MMPL Board in connection with or in addition to the purported director appointments was an invalid action. The Company consulted with its local Indian corporate counsel to take action to remedy any effects of and receive declaratory judgment to invalidate the purported actions taken by the MMPL Board.

On August 3, 2018, the High Court of Judicature at Bombay (the “Court”) held a hearing in connection with the Company’s petition inter alia seeking interim relief to stay the actions the Company believes to have been invalidly taken. In the said Petition, an additional relief seeking suspension of the directors who were invalidly appointed on the MMPL Board on August 1, 2018 was also sought. The ability of any of the new directors to serve on the MMPL Board was suspended until the Court could hold an additional hearing. On August 10, 2018, the Court conducted a hearing, at which hearing, the Court further stayed the actions the Company believes to have been invalidly taken and deferred final ruling until August 23, 2018.

On August 22, 2018, Management received credible documented evidence that all employees of MMPL and Digital Payment Processing Limited ("DPPL") were coerced into resigning their positions and becoming employees of an entity named LI Digital Payments Processing Limited (“LIDPPL”), a new Indian entity that was established by certain Indian members of the MMPL Board, and in which the Company has no ownership interest. Further, Management received other documents evidencing an updated MMPL shareholder list, for which demonstrated LIDPPL possessed control of over 50% of the issued and outstanding voting shares of MMPL, the transfer of such shares is in direct violation of several clauses and prohibitions of the 2012 Memorandum of Understanding between the parties, and various other investment agreements, which together formed the foundation for the Company's investments and ownership in both DPPL and MMPL. The Company believes that these actions of employee transfer and shareholder transfer are illegal and unauthorized, and that these actions violate various investment and shareholder agreements in place between the Company, DPPL, MMPL, and its founders and shareholders. The Company continues to work within the Indian legal system to request the Indian courts overturn all actions made by the MMPL Board from August 1, 2018 onwards.

Item 9.01    Financial Statements and Exhibits

(d)           Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
99.1	Press Release - Rights Offering Termination
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

MONEYONMOBILE, INC.

Date: August 22, 2018	By:	/s/ Scott S. Arey
Scott S. Arey Chief Financial Officer

Exhibits

Exhibit No.	Description
99.1	Press Release - Rights Offering Termination